EXHIBIT 99.1

          SPARTAN MOTORS, INC.

1000 REYNOLDS RD. &NBSP; CHARLOTTE, MI 48813 &NBSP; USA

TELEPHONE 517.543.6400 &NBSP; FACSIMILE 517.543.5403

Web Page - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Highlights Third Quarter Results

•	Net sales of $237.5 million, up 59.5% compared to third quarter 2007
•	Net earnings of $0.45 per diluted share, up 462.5% year-over-year
•	Return on invested capital of 35.3%, up 315.3% year-over-year
•	Gross margin of 18.1%, up 53.4% year-over-year
•	Consolidated backlog of $183.8 million

CHARLOTTE, Michigan, Oct. 23, 2008 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its best third quarter in company history, with a nearly 60 percent year-over-year increase in revenues and a greater than five-fold increase in net earnings.

Third Quarter Results
Spartan reported record third quarter net earnings of $14.7 million, or $0.45 per diluted share, on net sales of $237.5 million for the quarter ended Sep. 30, 2008, compared with net earnings of $2.6 million, or $0.08 per diluted share, on net sales of $148.9 million in the same quarter of 2007.

Through the first nine months of 2008, Spartan's sales increased 57.1 percent and net earnings grew 144.6 percent compared to the nine-month period in 2007. The company posted net earnings of $1.22 per diluted share for the first nine months of 2008, compared with net earnings per diluted share of $0.50 in the same period of 2007. Spartan's results for the first nine months of 2008 already exceed its best annual results ever.

"This was an excellent quarter for Spartan, especially given the tumultuous national economic environment," said John Sztykiel, president and CEO of Spartan Motors. "Our market diversification and flexible manufacturing model continue to allow us to grow and profitably compete in difficult times. During the quarter, we ramped up production rapidly and efficiently to complete a sizable military order.

"Last year's third quarter was our first substantial ramp up of military production, and our year-over-year improvement in gross margin reflects how far we have come in production efficiencies. This scalable business model will serve us well in the coming quarters, as two of our core markets face challenges. The RV market is difficult and while we have initiatives in place, it is a very challenging environment.

"Our military role is evolving from a rapid production and deployment stage to a long-term sustainment and partnership model, marked by smaller volumes of a wider range of mine-protected variants. Emergency-rescue continues to be a great foundation with tremendous opportunity, and we are focused on growing our success via new product launches, conquering the emissions change in 2010, and capitalizing on the continued disarray among some of our competitors in the industry. Our service, parts and accessories business is growing across our three core markets as we become more effective at maximizing value there."

-more-

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Spartan reported gross margin of 18.1 percent in the third quarter of 2008, a 53.4 percent increase over the same period in 2007. Spartan attributed the year-over-year increase in gross profit to improved product mix, higher absorption of overhead due to increased sales and better production efficiencies for its specialty vehicle operations.

Spartan Motors reported consolidated backlog of approximately $183.8 million as of Sept. 30, 2008 and the company anticipates fulfilling its current backlog orders by July 2009.

Spartan Chassis
Sales at Spartan Chassis, the company's largest subsidiary and operating unit, increased 61.4 percent year-over year to $224.2 million for the current quarter. Spartan Chassis represented 94.4 percent of Spartan Motors' total consolidated sales in the 2008 third quarter, and third quarter earnings at Spartan Chassis improved 229.9 percent year-over-year.

Spartan's chassis sales to the Class A diesel motorhome market decreased 67.4 percent year-over-year in the quarter. Spartan's backlog for RV chassis decreased 65.2 percent year-over-year to $9.1 million as of Sept. 30, 2008. In comparison, the Recreational Vehicle Industry Association (RVIA) is reporting 2008 wholesale Class A motorhome shipments are down 46.9 percent through August, the latest data available. Sales of fire truck chassis in the quarter increased 20.9 percent compared to the same period in 2007, and backlog for fire truck chassis at the end of the 2008 third quarter was $70.8 million, a 5.6 percent year-over-year increase.

Other products sales, including specialty chassis for MRAP military vehicles, and Spartan Chassis' growing service, parts and accessories (SPA) business, increased 179.4 percent year-over-year in the third quarter of 2008. Reflected in this sales increase is a production shift of a portion of a large military order from the second quarter 2008 to the third quarter 2008. Other products backlog, which does not include service parts, was $46.0 million as of Sept. 30, 2008, compared to other product backlog of $228.8 million for the same date in 2007.

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 13.7 percent year-over-year increase in sales for the 2008 third quarter, and represented 5.6 percent of total company-wide sales in the quarter. Though the unit posted a net loss for the quarter, the EVTeam reported a 60.6 percent improvement in segment bottom-line compared to the third quarter of 2007, driven by higher volumes and improved operating efficiencies.

"The ambulance business is especially exciting today, as industry forecasts indicate a 17 percent year-over-year increase in shipments in 2009," said Sztykiel. "For emergency-rescue in general, every 1.4 seconds there is a call for help in the U.S., regardless of conditions in the economy."

Financial Position
Spartan reported an operating cash flow use in the current quarter of $11.2 million. The company ended the quarter with $6.9 million in cash and cash equivalents, as well as $74.3 million in long-term debt, including $47.5 million borrowed under Spartan's line of credit.

"A large portion of our debt and operating cash flow use during the quarter was due to working capital needed for the production of a sizable military vehicle order," said Jim Knapp, chief financial officer of Spartan Motors. "Our balance sheet is healthy, we have already paid back all of our borrowings under the line of credit as of Oct. 22. We expect to continue to generate cash in the fourth quarter as we reduce working capital, putting us on strong financial ground moving into 2009."

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With the decline in the need for working capital, Spartan Motors will decrease its line of credit with J.P. Morgan Chase Bank from $75 million to $50 million by the end of 2008. In conjunction with this reduction, Spartan has negotiated an interest rate of 75 basis points over LIBOR for draws and a 20 basis point commitment fee on the unused portion of the line, with these rates/fees locked until the September 2010 maturity of the line of credit.

"The company took an opportunity to lock-in our borrowing costs under the line of credit until maturity. In return, we agreed to decrease the size of the line to eliminate unneeded capacity," said Knapp. "The result is we now have a right-sized line of credit with below current market rates for an extended period of time."

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 35.3 percent in the third quarter of 2008, compared to ROIC of 8.5 percent for the same quarter in 2007. Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.

Market Outlook
"The outlook for motorhome chassis remains uncertain, though there are indications that many dealers have reduced inventory to razor-thin levels, as the industry is reporting retail sales for Class A motorhomes are three times more than wholesale levels. This situation may bolster demand once the industry begins its eventual recovery," said Sztykiel. "Nonetheless, the motorhome chassis market is expected to be challenging over the next two to three quarters, and we have adjusted our operations accordingly.

"As we recently announced, we continue to see a number of smaller orders for mine-blast protected vehicles, and have expanded the number of MRAP variants using our products to more than 20 types of specialized vehicles operated by both the U.S. military and other allied militaries. We have also seen a significant growth of our service, parts and accessories business for military vehicles. The U.S. military currently plans for MRAPs to serve in its vehicle fleet beyond 2025.

"For our emergency-rescue business, we expect stable and consistent growth. We are also seeing increased interest in several of our new product introductions aimed at this market. Municipal spending is always a concern in difficult economic times, but we are pleased the Federal government is increasing spending for fire-rescue. The Federal government renewed funding for the Assistance to Firefighters Grant program, increasing it modestly to $565 million for 2009. In the past, these grants have driven 10 to 15 percent of industry fire trucks sales, and we expect this funding will help many municipalities purchase new vehicles.

Sztykiel concluded: "We are taking proactive steps to control our cost structure where markets dictate, though we are also positioned to take advantage of our opportunities for growth. Though economic turmoil is a concern for everyone, we are very pleased with our 2008 results. Looking ahead to the next two to three quarters, conditions will be difficult for the best of companies. Our strong balance sheet, coupled with our core capabilities - innovation, speed to market, flexibility, and service and support - have us well positioned to adapt and grow through tough industry and macro-economic conditions. As a company, we have been through uncertain times before, such as in 1991 and 2001, and each time we emerged even stronger. I expect this time will be no different."

Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders," and then on "Webcasts."

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About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The company's brand names - SpartanPTMP, Crimson FirePTMP, Crimson Fire AerialsPTMP, and Road RescuePTMP - are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,400 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$6,854	$13,527
Accounts receivable, net	152,305	132,907
Inventories	102,090	103,076
Deferred income tax assets	6,925	6,925
Other current assets	2,318	1,978
Total current assets	270,492	258,413

Property, plant and equipment, net	66,226	56,673
Goodwill	2,457	2,457
Deferred income tax assets	775	775
Other assets	208	346
Total assets	$340,158	$318,664

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,372	$90,769
Accrued warranty	9,687	10,824
Accrued compensation and related taxes	15,848	10,431
Accrued vacation	1,918	1,758
Accrued customer rebates	2,176	1,963
Deposits from customers	6,905	5,540
Taxes on income	665	551
Other current liabilities and accrued expenses	4,178	3,367
Current portion of long-term debt	524	522
Total current liabilities	95,273	125,725

Other non-current liabilities	1,069	1,025
Long-term debt, less current portion	74,302	62,696

Shareholders' equity:
Common stock	327	324
Additional paid in capital	64,706	62,648
Retained earnings	104,481	66,246
Total shareholders' equity	169,514	129,218

Total liabilities and shareholders' equity	$340,158	$318,664

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three Months Ended September 30, 2008 and 2007

	September 30, 2008		September 30, 2007
	$-000-%		$-000-%

Sales	237,461		148,891
Cost of Products Sold	194,496		131,316
Gross Profit	42,965	18.1	17,575	11.8

Operating Expenses:
Research and Development	5,216	2.2	3,840	2.6
Selling, General and Administrative	15,701	6.6	9,690	6.5
Total Operating Expenses	20,917	8.8	13,530	9.1

Operating Income	22,048	9.3	4,045	2.7

Other Income (Expense):
Interest Expense	(642)	(0.2)	(235)	(0.1)
Interest and Other Income	331	0.1	190	0.1
Total Other Income (Expense)	(311)	(0.1)	(45)	(0.0)

Earnings before Taxes on Income	21,737	9.2	4,000	2.7

Taxes on Income	7,081	3.0	1,430	1.0

Net Earnings	14,656	6.2	2,570	1.7

Basic Net Earnings per Share	0.46		0.08

Diluted Net Earnings per Share	0.45		0.08

Basic Weighted Average Common Shares Outstanding	32,017		32,200

Diluted Weighted Average Common Shares Outstanding	32,335		32,862

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income NineMonths Ended September 30, 2008 and 2007

	September 30, 2008		September 30, 2007
	$-000-%		$-000-%

Sales	698,076		444,356
Cost of Products Sold	580,733		378,077
Gross Profit	117,343	16.8	66,279	14.9

Operating Expenses:
Research and Development	14,646	2.1	11,326	2.5
Selling, General and Administrative	41,127	5.9	28,241	6.5
Total Operating Expenses	55,773	8.0	40,167	9.0

Operating Income	61,570	8.8	26,112	5.9

Other Income (Expense):
Interest Expense	(1,811)	(0.3)	(918)	(0.2)
Interest and Other Income	623	0.1	520	0.1
Total Other Income (Expense)	(1,188)	(0.2)	(398)	(0.1)

Earnings before Taxes on Income	60,382	8.6	25,714	5.8

Taxes on Income	20,530	2.9	9,421	2.1

Net Earnings	39,852	5.7	16,293	3.7

Basic Net Earnings per Share	1.25		0.51

Diluted Net Earnings per Share	1.22		0.50

Basic Weighted Average Common Shares Outstanding	31,982		31,927

Diluted Weighted Average Common Shares Outstanding	32,510		32,582

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter and Nine Months Ended September 30, 2008

Three Months Ended September 30, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	15,800			15,800
Fire Truck Chassis Sales	33,664		(9,181)	24,483
EVTeam Product Sales		22,400		22,400
Other Product Sales	174,778			174,778

Total Net Sales	224,242	22,400	(9,181)	237,461

Interest Expense	3	390	249	642
Depreciation Expense	758	291	509	1,558
Segment Net Earnings (Loss)	17,771	(636)	(2,479)	14,656

Nine Months Ended September 30, 2008 (amounts in thousands of dollars)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	84,151			84,151
Fire Truck Chassis Sales	89,028		(20,889)	68,139
EVTeam Product Sales		68,659		68,659
Other Product Sales	477,127			477,127
Total Net Sales	650,306	68,659	(20,889)	698,076

Interest Expense	16	1,160	635	1,811
Depreciation Expense	1,996	869	1,429	4,294
Segment Net Earnings (Loss)	46,848	(1,786)	(5,210)	39,852

Period End Backlog (amounts in thousands of dollars)
	Sept. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008

Motorhome Chassis *	26,097	27,312	17,465	12,533	9,069
Fire Truck Chassis *	67,071	60,374	70,720	75,931	70,815
Other Product *	228,803	199,362	166,457	188,665	46,038
Total Chassis	321,971	287,048	254,642	277,129	125,922
EVTeam Product *	61,178	51,316	49,975	43,094	57,850

Total Backlog	383,149	338,364	304,617	320,223	183,772

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 10 months or less for fire truck chassis, other product and EVTeam product.